Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Reports Fourth Quarter and Fiscal Year 2023 Financial Results

SAN DIEGO, CA, January 23, 2024 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced fourth quarter and fiscal year 2023 financial results for the year ended October 31, 2023.

Fourth Quarter Fiscal 2023 Highlights and Operating Results:

●	Net sales were $15.9 million; flat on a sequential basis compared to the prior third fiscal quarter of 2023 and a decrease of 31% year-over-year.
●	Backlog of $16.1 million at year-end on fourth quarter bookings of $14.8 million. As of today, the backlog stands at $16.6 million.
●

Gross profit margin was 28.4% compared to 31.1% in the fourth quarter of fiscal 2022. The 270 basis-point year-over-year decrease in gross margin was primarily attributable to lower sales of higher margin products. Fourth-quarter gross profit margin increased 400 basis points sequentially due to increased sales of higher margin products.

●

Operating loss was $1.1 million, down $1.8 million from the fourth quarter of fiscal 2022, primarily due to lower sales volume and lower contribution from higher margin products, offset by lower operating expenses in the fourth quarter 2023. On a sequential basis, operating loss improved $900,000.

●

Consolidated net loss was $851,000, or $0.08 per diluted share, compared to consolidated net income of $451,000, or $0.04 per diluted share in the fourth quarter of fiscal 2022 and net loss of $1.6 million, or $0.16 per diluted share, in the third quarter of fiscal 2023.

●

Non-GAAP net loss was $68,000, or $0.01 per diluted share, compared to non-GAAP net income of $1.5 million, or $0.15 per diluted share in the fourth quarter of fiscal 2022 and non-GAAP net loss of $784,000, or $0.08 per diluted share in the third quarter of fiscal 2023.

●	Adjusted EBITDA loss was $108,000, down from $1.9 million in the fourth quarter fiscal 2022, and an improvement from a loss of $940,000 in the third quarter of fiscal 2023.

Fiscal 2023 Highlights and Operating Results:

●	Net sales decreased 15% year-over-year to $72.2 million.
o	Sales of Microlab products contributed $17.4 million for the 12-month period.
●	Gross profit margin was 27.1%, compared to 28.8% for fiscal 2022. The decrease in gross margin primarily reflected the lower sales and contribution from higher margin products.
●	Operating loss was $3.8 million, compared to an operating income of $2.2 million in fiscal 2022. The decrease in operating income was primarily attributable to the lower sales and gross margin.
●	Adjusted EBITDA was $460,000, down from $6.6 million in the prior-year period.
●	Cash and cash equivalents at year-end were $4.9 million.

●	Inventory decreased 11% as the company mitigated inventory risk due to lower cap ex from Tier 1 carriers.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income" and "Unaudited Reconciliation of Net Income to Adjusted EBITDA" below for additional information.

Management Commentary

“Our fiscal 2023 financial results reflected the challenging environment of Tier 1 wireless and telecom companies reducing their capital spend during the year. That said, we are pleased that in Q4, we saw a 400-basis point uptick in our gross profit margin from Q3 even though revenue remained relatively flat sequentially. Improvements in gross margin are a direct result of our cost-cutting and efficiency initiatives as well as a better mix of higher margin products in the quarter. While we don’t expect the current environment to radically improve in the near term, we are seeing some encouraging signs,” said Robert Dawson, President and Chief Executive Officer of RF Industries.

“Our backlog stands at a healthy $16.6 million as of today and we are engaged in several meaningful discussions for larger projects deploying our new higher-margin, higher-value products like DAC thermal cooling and small cell shrouds. Winning a handful of these projects would have a big impact on our financial performance, especially with our reduced cost structure.

“It has been a six-year journey to transform a 40-year-old business from a manufacturer and supplier of core cabling, interconnect products lines to a technology leader offering next-generation solutions across a broad array of key products for communications and industrial applications.  This strategically positions RF Industries to fulfill a higher percentage of customers’ bills of material, command higher margins and diversify our customer base.

"Heading into 2024, given our expected additional operating efficiencies and expenditure reductions and the ability to increase revenues, we are well-positioned to enter a new phase of solid organic growth.  We will also continue to manage our working capital to solidify our liquidity, cash position, and overall capital structure.  While our first quarter is seasonally our most challenging, I am excited and optimistic about our opportunity to deliver the margin expansion and cash flow throughout the year that will create long-term value for our shareholders,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, January 23, 2024, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2023 fourth quarter and full year financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 913670.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com. In addition, a phone replay will be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay access code is 49517.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and demand for our products, and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s cash and liquidity needs, ability to continue as a going concern, non-compliance with terms and covenants in our credit facility, changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income, non-GAAP net loss and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA, we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company’s consolidated financial statements pre-pared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per share, basic and diluted (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, acquisition related costs and expenses, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP Net income, and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com IR Contact: Margaret Boyce Financial Profiles, Inc. (310) 622-8247 RFIL@finprofiles.com

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Oct. 31,	Oct. 31,
	2023	2022
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,897	$4,532
Trade accounts receivable, net	10,277	14,812
Inventories	18,730	21,054
Other current assets	2,136	5,849
TOTAL CURRENT ASSETS	36,040	46,247

Property and equipment, net	4,924	3,173
Operating right of use asset, net	15,689	13,480
Goodwill	8,085	8,085
Amortizable intangible assets, net	13,595	15,296
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	2,494	1,816
Other assets	277	295
TOTAL ASSETS	$82,278	$89,566

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,773	$14,466
Line of Credit	1,000	-
Current portion of Term Loan	2,424	2,424
Current portion of operating lease liabilities	1,314	1,887
Income taxes payable	-	759
TOTAL CURRENT LIABILITIES	12,511	19,536

Operating lease liabilities	19,284	15,025
Term Loan, net of debt issuance cost	10,721	13,136
TOTAL LIABILITIES	42,516	47,697

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,343,223 shares issued and 10,193,287 outstanding at October 31, 2023 and 2022, respectively	104	102
Additional paid-in capital	26,087	25,118
Retained earnings	13,571	16,649
TOTAL STOCKHOLDERS' EQUITY	39,762	41,869

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$82,278	$89,566

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(audited)

Net sales	$15,874	$22,989	$72,168	$85,254
Cost of sales	11,368	15,852	52,631	60,705

Gross profit	4,506	7,137	19,537	24,549

Operating expenses:
Engineering	616	812	3,151	2,913
Selling and general	4,997	5,610	20,183	19,448
Total operating expenses	5,613	6,422	23,334	22,361

Operating (loss) income	(1,107)	715	(3,797)	2,188

Other expense	(110)	(321)	(453)	(601)

(Loss) Income before (benefit) provision for income taxes	(1,217)	394	(4,250)	1,587
(Benefit) provision for income taxes	(366)	(57)	(1,172)	139

Consolidated net (loss) income	$(851)	$451	$(3,078)	$1,448

Earnings per share - Basic	$(0.08)	$0.04	$(0.30)	$0.14
Earnings per share - Diluted	$(0.08)	$0.04	$(0.30)	$0.14

Weighted average shares outstanding:
Basic	10,330,325	10,178,081	10,283,449	10,120,254
Diluted	10,330,325	10,272,287	10,283,449	10,242,417

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2023	2022	2023	2022
Consolidated net (loss) income	$(851)	$451	$(3,078)	$1,448
Stock-based compensation expense	211	191	898	689
Acquisition-related and other one-time charges	150	440	851	2,017
Severance	-	-	75	45
Amortization expense	422	432	1,701	1,282
Non-GAAP net (loss) income	$(68)	$1,514	$447	$5,481

Non-GAAP earnings per share:
Basic	$(0.01)	$0.15	$0.04	$0.54
Diluted	$(0.01)	$0.15	$0.04	$0.54

Weighted average shares outstanding
Basic	10,330,325	10,178,081	10,283,449	10,120,254
Diluted	10,330,325	10,272,287	10,283,449	10,242,417

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2023	2022	2023	2022
Consolidated net (loss) income	$(851)	$451	$(3,078)	$1,448
Stock-based compensation expense	211	191	898	689
Acquisition-related and other one-time charges	150	440	851	2,017
Severance	-	-	75	45
Amortization expense	422	432	1,701	1,282
Depreciation expense	216	104	732	408
Other expense	110	321	453	601
(Benefit) provision for income taxes	(366)	(57)	(1,172)	139
Adjusted EBITDA	$(108)	$1,882	$460	$6,629